EXHIBIT 5.1

OPINION OF RONALD A. WOESSNER

[ZIX CORPORATION LETTERHEAD]

January 28, 2005

Zix Corporation
2711 North Haskell Avenue
Suite 2300, LB 36
Dallas, Texas 75204-2960

Ladies and Gentlemen:

     I have acted as General Counsel to Zix Corporation, a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of 7,300,000 shares (the “Shares”) of the Company’s common stock, $.01 par value per share. The Shares are potentially issuable upon (i) the conversion of the Company’s convertible notes issued November 2, 2004, in the original principal amount of $20 Million (due 2005 – 2008) or in respect of interest payable on the notes, (ii) the exercise of the associated common stock warrants that were issued to the purchasers of the notes, and (iii) the exercise of the warrant issued to the placement agent for the notes. The Shares are being registered pursuant to a Pre-Effective Amendment No. 2 to a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about January 31, 2005 (the “Registration Statement”).

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof. I have also relied upon such other certifications of public officials, corporate agents and officers of the Company, and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

     Based on the foregoing, I am of the opinion that the Shares, if and when such Shares are issued, will be validly issued, fully paid and nonassessable upon issuance, assuming the Company maintains an adequate number of authorized but unissued shares of common stock available for such issuance. I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ronald A. Woessner

Ronald A. Woessner
Senior Vice President, General Counsel
and Secretary for Zix Corporation